CUSIP No. 44931Q104

Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that the statements on Schedule 13D, dated as of the date hereof (the “Statement”), with respect to the Common Stock, par value $0.01 per share, of ICC Holdings, Inc., a Pennsylvania corporation, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an exhibit to the Statement and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 13th day of April, 2017.

/s/ R. Kevin Clinton	/s/ Marilyn J. Clinton
R. Kevin Clinton	Marilyn J. Clinton